Exhibit 2.1

FIRST AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This First Amendment (“First Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of November 13, 2024, by and among (i) Distoken Acquisition Corporation, a Cayman Islands exempted company with incorporation number 363925 (“Purchaser”); (ii) Xiaosen Sponsor LLC, a Cayman Islands limited liability company with registration number 3127 (the “Sponsor”); (iii) Youlife Group Inc., a Cayman Islands exempted company with registration number 408752 (“Pubco”); (iv) Youlife I Limited, a Cayman Islands exempted company with registration number 408168 and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (v) Youlife II Limited, a Cayman Islands exempted company with registration number 408169 and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), and (vi) Youlife International Holdings Inc., a Cayman Islands exempted company with registration number 348890 (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, Purchaser, the Sponsor, Pubco, First Merger Sub, Second Merger Sub and the Company have entered into that certain Business Combination Agreement, dated as of May 17, 2024 (the “Original Agreement,” and as amended, including by this First Amendment, the “Business Combination Agreement”);

WHEREAS, Section 12.9 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of Purchaser, the Sponsor, Pubco, First Merger Sub, Second Merger Sub and the Company;

WHEREAS, the Parties now desire to amend the Original Agreement to, among other matters, (i) adopt an American depository share facility, (ii) revise the scope and terms of the lock-up provisions, and (iii) clarify certain matters related to the dual-class share structure of Pubco following the Closing, as set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1.      Amendments to Business Combination Agreement.

(a)      The Recitals of the Original Agreement are hereby amended by adding the following:

“WHEREAS, prior to the Closing, parties to certain Seller Lock-Up Agreements dated May 17, 2024 intend to amend and restate such agreements by (i) with respect to Youtch Investment Co., Ltd., entering into the Amended and Restated Lock-Up Agreement in the form attached as Exhibit A-1 hereto (the “Amended Company Founder Lock-Up Agreement”), and (ii) with respect to each Seller (other than Youtch Investment Co., Ltd.) that is a party to a Seller Lock-Up Agreement, entering into the Amended and Restated Lock-Up Agreement in the form attached as Exhibit A-2 hereto (the “Amended Seller Lock-Up Agreement”), which in each case will become effective as of the Closing, to, among other matters, revise the term of the Lock-Up Period (as defined therein);

WHEREAS, prior to the Closing, the parties to the Founder Lock-Up Agreement intend to amend and restate the Founder Lock-Up Agreement by entering into the Amended and Restated Lock-Up Agreement in the form attached as Exhibit A-3 hereto, which will become effective as of the Closing, to among other matters, clarify that the Lock-Up Period (as defined therein) will only apply to the Founder Shares and supersedes the terms of the Insider Letter with respect to the Founder Shares (the “Amended Founder Lock-Up Agreement”)”

(b)      Section 1.3(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Purchaser and Second Merger Sub shall immediately vest in the Surviving Entity, (ii) all Purchaser Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled in exchange for the right to receive Pubco Securities, as provided in Section 2.1, (iii) all outstanding Purchaser Warrants shall be converted into Pubco Warrants, as provided in Section 2.2; (iv) all outstanding Purchaser Rights shall be converted into such number of Pubco Class A Ordinary Shares in the form of Pubco ADSs as provided in Section 2.2; (v) all Second Merger Sub Ordinary Share(s) issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled in exchange for the right to receive the same class and number of shares of the Surviving Entity; (vi) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of Purchaser and Second Merger Sub shall vest in and become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Entity and (vii) the separate corporate existence of Second Merger Sub shall cease.”

(c)      Article I of the Original Agreement is hereby amended by adding Section 1.6 as follows:

“1.6.  Establishment of ADS Facility; Deposit of Pubco Class A Ordinary Shares; Distribution of Pubco ADSs.

(a) Prior to the First Merger Effective Time, the Company shall cause a sponsored American depositary share facility for the Pubco Class A Ordinary Shares (the “ADS Facility”) to be established with a reputable depositary bank reasonably acceptable to Purchaser (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing and distributing the Pubco ADSs, including specifically and without limitation (i) entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”) establishing the ADS Facility, to be effective as of the First Merger Effective Time, in form and substance reasonably acceptable to Purchaser, and (ii) filing with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act for the issuance of the Pubco ADSs (the “Form F-6”). The Company shall use its reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC prior to or in conjunction with the declaration of the effectiveness of the Registration Statement by the SEC.

(b) Purchaser shall, as promptly as reasonably practicable following Purchaser’s receipt of the final determination of such number from the Trustee (subject to any further reversals of redemptions)), notify the Company and Pubco in writing of the number of the redeemed Purchaser Ordinary Shares. Prior to the First Merger Effective Time, Pubco shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank (or its custodian), credited as fully paid and free of all Liens, such number of Pubco Class A Ordinary Shares equal to the aggregate number of Pubco ADSs to be issued pursuant to Section 2.1 and Section 2.2 (such holder, the “ADS Recipients”), and (ii) deposit or cause to be deposited with the Depositary Bank (or its custodian) such Pubco Ordinary Shares representing the aggregate number of such Pubco ADSs to be issued for the benefit of the ADS Recipients in accordance with Section 2.1 and Section 2.2, and (iii) the Depositary Bank shall be authorized to issue and distribute the Pubco ADSs to the ADS Recipients in accordance with this Agreement, the Deposit Agreement and an instruction provided by the Company.

(c) Following the First Merger Effective Time, (i) the Depositary Bank shall distribute the Pubco ADSs to the ADS Recipients in accordance with Section 2.1 and Section 2.2 and the Deposit Agreement; and (ii) Pubco shall distribute Pubco Class A Ordinary Shares to the Sponsor pursuant to Section 2.2(a).

(d) The Pubco ADSs (other than the Pubco ADSs representing those Pubco Class A Ordinary Shares that are Restricted Securities as defined in the Deposit Agreement) shall be accepted into the Depository Trust Company, and each of the ADS Recipients that holds Pubco ADSs shall be entitled to receive a book-entry authorization representing the number of Pubco ADSs that such holder has the right to receive pursuant to this Agreement and the terms of the Pubco Warrant in accordance with the applicable warrant instrument.

(e) The Depositary Bank will hold the Pubco Class A Ordinary Shares from time to time in accordance with the terms of the Deposit Agreement, and holders of Pubco ADSs will have the rights with respect to the Pubco Class A Ordinary Shares underlying the Pubco ADSs they hold that are specified in the Deposit Agreement.

(f) As soon as possible after any Pubco Class A Ordinary Shares held by the Sponsor are registered pursuant to an effective registration statement filed with the SEC or are otherwise not Restricted Securities (as defined in the Deposit Agreement), unless otherwise objected to in writing by the Sponsor, Pubco will cause such Pubco Class A Ordinary Shares to be deposited with the Depository Bank in exchange for Pubco ADSs to be issued by the Depository Bank in accordance with the Deposit Agreement.”

(d)      Section 2.1(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Company Securities. Each Company Security that is issued and outstanding immediately prior to the First Merger Effective Time, other than the Company Founder Shares, shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio in the form of Pubco ADS in accordance with Section 1.3(a) (which consideration shall hereinafter be referred to as the “Company Class A Share Consideration”). All of the Company Securities exchanged for the right to receive Pubco Class A Ordinary Shares in the form of Pubco ADS shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate (if any) of the Company previously representing any Company Securities so cancelled shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco ADS into which such Company Securities shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.”

(e)      Section 2.2(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Purchaser Ordinary Share. At the Second Merger Effective Time, (i) every issued and outstanding Purchaser Ordinary Share (other than those described in Sections 2.2(d), 2.2(e) and 2.9 below) immediately prior to the Second Merger Effective Time shall be canceled by virtue of the Second Merger in exchange for the right to receive one Pubco ADS, and (ii) every Purchaser Ordinary Share beneficially owned by the Sponsor and issued and outstanding immediately prior to the Effective Time shall be canceled by virtue of the Second Merger and converted automatically into the right to receive one Pubco Class A Ordinary Share (such consideration in clauses (i) and (ii) above, collectively, the “Purchaser Merger Consideration”). All Purchaser Ordinary Shares shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist, the register of members of Purchaser shall be updated promptly at the Second Merger Effective Time to reflect such cancellation, and each holder of a share certificate (if any) of Purchaser previously representing any such Purchaser Ordinary Shares so cancelled shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class A Ordinary Shares or the Pubco ADSs into which such Purchaser Ordinary Shares shall have been converted in the Second Merger and as otherwise provided under the Cayman Companies Act.”

(f)      Section 2.2(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Purchaser Warrants. At the Second Merger Effective Time, each outstanding Purchaser Public Warrant shall be converted into the right to receive one Pubco Public Warrant, and each outstanding Purchaser Private Warrant shall be converted into the right to receive one Pubco Private Warrant. At the Second Merger Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Class A Ordinary Shares in the form of Pubco ADSs in lieu of Purchaser Ordinary Shares. At or prior to the Second Merger Effective Time, Pubco shall (i) take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Class A Ordinary Shares and Pubco ADSs for delivery upon the exercise of such Pubco Warrants, and (ii) enter into an assignment, assumption and amendment agreement to the warrant agreement dated February 15, 2023, by and between Purchaser and Continental Stock Transfer & Trust Company, in form reasonably satisfactory to the Purchaser. From and after the Closing, upon the exercise of any Pubco Warrant, the holder thereof shall receive a Pubco ADS for each share of Pubco Class A Ordinary Share which the holder thereof would otherwise have been entitled to receive thereunder, and upon the exercise of such Pubco Warrant, Pubco will issue and deposit with the Depository Bank an additional Pubco Class A Ordinary Share for each Pubco ADS so issued by the Depository Bank.”

(g)      Section 2.2(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Purchaser Rights. At the Second Merger Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into such number of Pubco Class A Ordinary Shares in the form of Pubco ADSs equal to the number of Purchaser Ordinary Shares that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination in accordance with the Purchaser Charter and the IPO Prospectus into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Second Merger Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Class A Ordinary Shares in the form of Pubco ADSs in accordance with Section 2.2(a) above. At the Second Merger Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Second Merger Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Class A Ordinary Shares in the form of Pubco ADSs as set forth herein.”

(h)      Section 2.7 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“2.7 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person (or in the form of Pubco ADS to the extent applicable) rounded down in the aggregate to the nearest whole Pubco Ordinary Share.”

(i)      Section 7.5 of the Original Agreement is hereby deleted and replaced with the following:

“7.5 Purchaser Public Filings. During the Interim Period, Purchaser will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its best efforts prior to the Closing to maintain the listing of the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco ADSs and the Pubco Warrants, and (ii) cooperate with the Company to cause the Pubco ADSs and the Pubco Warrants to be issued in connection with the Mergers to be approved for listing as of the Closing Date on Nasdaq and to do such things as are necessary, proper or advisable which may be requested by Nasdaq in connection with a listing pursued pursuant to this Section 7.5.”

(j)      Section 9.1(h) of the Original Agreement is hereby deleted and replaced with the following:

“(h) Nasdaq Listing Requirements. The Pubco ADSs and Pubco Warrants contemplated to be listed pursuant to this Agreement shall have been approved for listing on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.”

(k)      Section 9.2(e)(v) of the Original Agreement is hereby deleted and replaced with the following:

“(v) Founder Lock-up Agreement. The Company and Pubco shall have received a copy of the Amended Founder Lock-up Agreement duly executed by the Sponsor, and the Amended Founder Lock-up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.”

(l)      Section 9.3(d) of the Original Agreement is hereby deleted and replaced with the following:

“(d) Certain Ancillary Documents. The Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof from the Closing.”

(m)      Section 9.3 (i) of the Original Agreement is hereby deleted and replaced with the following:

“(i) Lock-Up Agreements. Purchaser shall have received the Amended Company Founder Lock-Up Agreement from Youtch Investment Co., Ltd., and an Amended Seller Lock-Up Agreement from (i) each Person (other than Mr. Wang Yunlei) who is an executive officer or director of the Company, and (ii) each Seller. Purchaser shall have received a copy of the Amended Founder Lock-up Agreement duly executed by Pubco and the Company, and the Amended Founder Lock-up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.”

(n)      Section 12.1 of the Original Agreement is hereby amended by replacing all references of the following address:

“DLA Piper UK LLP
20th Floor, South Tower, Beijing Kerry Center
1 Guanghua Road
Chaoyang District, Beijing, China
Attn:	Yang Ge, Esq.
James Chang, Esq.
Telephone No.: +86 10 8520 0600
Facsimile No.: +86 10 8520 0700
Email:	yang.ge@dlapiper.com
james.chang@dlapiper.com”

with the following address:

“Wilson Sonsini Goodrich & Rosati, Professional Corporation
Unit 2901, 29F, Tower C, Beijing Yintai Centre
No. 2 Jianguomenwai Avenue, Chaoyang District, Beijing, China
Attn: Dan Ouyang, Esq.
K. Ronnie Li, Esq
Telephone No.: (86) 10-6529-8300
Email:	douyang@wsgr.com
keli@wsgr.com”

(o)      Section 13.1 of the Original Agreement is hereby amended by adding the definition of “Pubco ADS” as follows:

““Pubco ADS” means an American depositary share of Pubco duly and validly issued against the deposit of one (1) underlying Pubco Class A Ordinary Share deposited with the Depositary Bank in accordance with the Deposit Agreement.””

(p)      Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Class A Ordinary Shares” and replacing it with the following:

““Pubco Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of Pubco under the Amended Pubco Charter. Each holder of Pubco Class A Ordinary Shares shall be entitled to one (1) vote for each Pubco Class A Ordinary Share held by such holder as of the applicable record date. Pubco Class A Ordinary Shares are not convertible into Pubco Class B Ordinary Shares under any circumstances. Each Pubco Class A Ordinary Share (including Pubco Class B Ordinary Shares that are converted into Pubco Class A Ordinary Shares) may be deposited with the Depository Bank in exchange for a Pubco ADS to be issued by the Depository Bank in accordance with the Deposit Agreement.””

(q)      Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Class B Ordinary Shares” and replacing it with the following:

““Pubco Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of Pubco under the Amended Pubco Charter. Each holder of Pubco Class B Ordinary Shares shall be entitled to twenty (20) votes for each Pubco Class B Ordinary Share held by such holder as of the applicable record date. Each Pubco Class B Ordinary Share is convertible into one (1) Pubco Class A Ordinary Share at any time by the holder thereof .””

(r)      Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Private Warrant” and replacing it with the following:

““Pubco Private Warrant” means one whole warrant that was included as part of each Purchaser Public Unit entitling the holder thereof to purchase one (1) Pubco Class A Ordinary Share in the form of one (1) Pubco ADS at a price of $11.50 per share.””

(s)      Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Public Warrant” and replacing it with the following:

““Pubco Public Warrant” means one whole warrant that was included as part of each Purchaser Private Unit entitling the holder thereof to purchase one (1) Pubco Class A Ordinary Share in the form of one (1) Pubco ADS at a price of $11.50 per share.””

(t)      Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Securities” and replacing it with the following:

““Pubco Securities” means the Pubco Ordinary Shares, the Pubco Warrants and the Pubco ADSs, collectively.””

(u)      Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Trading Day” in its entirety.

2.      Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.10, and 12.12 through 12.15 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this First Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

DISTOKEN ACQUISITION CORPORATION

By:	/s/ Jian Zhang
Name:	Jian Zhang
Title:	CEO

Sponsor:

XIAOSEN SPONSOR LLC

By:	/s/ Jian Zhang
Name:	Jian Zhang
Title:	Manager

IN WITNESS WHEREOF, each party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

Pubco:

YOULIFE GROUP INC.

By: /s/ WANG Yunlei
Name: WANG Yunlei
Title: Director

First Merger Sub:

YOULIFE I LIMITED

By: /s/ WANG Yunlei
Name: WANG Yunlei
Title: Director

Second Merger Sub:

YOULIFE II LIMITED

By: /s/ WANG Yunlei
Name: WANG Yunlei
Title: Director

The Company:

YOULIFE INTERNATIONAL HOLDINGS INC.

By: /s/ WANG Yunlei
Name: WANG Yunlei
Title: Director

Exhibit A-1
Form of Amended Company Founder Lock-Up Agreement

See attachment.

Exhibit A-2
Form of Amended Seller Lock-Up Agreement

See attachment.

Exhibit A-3
Form of Amended Founder Lock-Up Agreement

See attachment.